EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS HIGHER THIRD
QUARTER REVENUES AND EARNINGS

NINE-MONTH DILUTED E.P.S. INCREASE 42 PERCENT TO RECORD $0.54, VERSUS $0.38 IN
PRIOR-YEAR PERIOD

DURANGO, Colorado (January 5, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record earnings for the third quarter and first nine months of FY2005.

(Note: All per-share figures in this news release are adjusted for a 3-for-2 stock split in February 2004 and a 10% stock dividend that was distributed to shareholders in May 2004).

For the quarter ended November 30, 2004, revenues increased 22.4 percent to $7.1 million, compared with $5.8 million in the third quarter of FY2004. Comparable-store sales at franchised retail outlets increased approximately 5.0 percent during the most recent quarter when measured against the three months ended November 30, 2003.

Net earnings for the third quarter of FY2005 increased 38.2 percent to $871,000, compared with $630,000 in the prior-year period. Basic earnings per share increased 33.3 percent to $0.20 in the most recent quarter, versus $0.15 in the third quarter of FY2004. Diluted earnings per share increased 35.7 percent to $0.19 in the third quarter of FY2005, compared with $0.14 in the prior-year quarter.

“Comp-store sales continued to improve in the third quarter, and the amount of product sold to new franchised stores by our factory (measured in pounds) increased 30.5 percent when compared with the prior-year quarter,” stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “Also during the quarter, we shipped an order to a major warehouse club customer that schedules a pre-Christmas promotion of our product each year.”

“Store openings accelerated in the most recent quarter, with franchisees adding 17 new stores,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Twenty-nine (29) new stores were opened during the first nine months of the fiscal year, and approximately 10 new stores are scheduled to come on line during the fourth quarter. Full year openings should reach the upper end of our target range of 35-40 units. Franchisee interest in our new ‘kiosk’ retail concept remains strong, and we expect franchisees to be operating approximately 20 such kiosks by the end of the fiscal year.”

“I am also pleased to report that most of the new stores opened this year are performing above our expectations. We believe this is due to a growing recognition of the Rocky Mountain Chocolate Factory brand name throughout North America, which reflects itself in a faster ramp-up in sales at new retail stores. Our Company is now the largest retail chocolatier in the United States, in terms of the number of stores in operation, and we are proud to have achieved this status in a year during which earnings will also set another record.”

“Franchised store sales remained strong through the Christmas holiday shopping season, and we expect to report record earnings in the fourth quarter,” continued Merryman. “Based on preliminary numbers, we believe that full-year earnings will exceed analyst estimates of approximately $0.67 per diluted share.”

During the third quarter of FY2005, franchisees opened new stores in Arcadia, California; Bakersfield, California; Bend, Oregon; Boise, Idaho; Burbank, California; Chicago Ridge, Illinois; Lodi, California; Duluth, Minnesota; Mentor, Ohio; Moline, Illinois; Oklahoma City, OK; Omaha, Nebraska; Rancho Cucamonga, California; Vancouver, Washington; Vaughn, Ontario; West Covina, California; and Woodland Hills, California. During December 2004, franchisees opened stores in Seaside (Downtown), Oregon; Arlington, Texas; Steamboat Springs, Colorado; and Red River, New Mexico.

For the nine months ended November 30, 2004, revenues increased 16.4 percent to $17.7 million, versus $15.2 million in the corresponding period of the previous fiscal year. Comparable-store sales at franchised retail outlets increased approximately 5.6 percent when measured against the first nine months of FY2004.

Net earnings increased 45.8 percent to $2.5 million in the nine months ended November 30, 2004, compared with $1.7 million during the same period in FY2004. Basic earnings per share increased 41.5 percent to $0.58 during the first nine months of FY2005, versus $0.41 in the nine months ended November 30, 2003. Diluted earnings per share increased 42.1 percent to $0.54 for the nine-month period ended November 30, 2004, versus $0.38 in the nine months ended November 30, 2003.

“Our balance sheet continued to strengthen in the most recent quarter,” continued Merryman. “We reduced total outstanding long-term debt by 32 percent, or $970,000, during the first nine months of the fiscal year, to approximately $2.1 million. As of November 30, 2004, we had $3.0 million of cash in the bank, our current ratio stood at a healthy 3.0 to 1.0, and our debt-to-equity ratio approximated 12.3%.”

On December 16, 2004, the Company paid a quarterly cash dividend of $0.08 per share to shareholders of record December 2, 2004.

The Company will host a conference call Wednesday, January 5, 2005 at 4:15 p.m. EST to discuss third quarter results in greater detail and the outlook for the balance of Fiscal 2005. The dial-in number for the conference call is 800-210-9006 (international/local participants dial 719-457-2621). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=995062. A replay of the call will be available through January 12, 2005 by dialing 888-203-1112 or for international callers by dialing 719-457-0820, the replay Access Code is 206435. The call will also be archived through April 4, 2005 at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=995062.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 284 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the nine months ended	Stores open as of
	November 30, 2004	November 30, 2004
United States:
Franchised Stores		242
Company-owned Stores	26	8
International Licensed Stores	3	31

Total	29	281

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2004	2003	2004	2003
Revenues
Factory sales	$5,312	$4,200	74.8%	72.4%
Royalty and marketing fees	1,026	892	14.5%	15.4%
Franchise fees	187	177	2.6%	3.0%
Retail sales	573	532	8.1%	9.2%
Total revenues	7,098	5,801	100.0%	100.0%

Costs and Expenses
Cost of sales	3,715	2,940	52.3%	50.7%
Franchise costs	392	310	5.5%	5.3%
Sales and marketing	338	325	4.8%	5.6%
General and administrative	703	686	9.9%	11.8%
Retail operating	347	337	4.9%	5.8%
Depreciation and amortization	200	178	2.8%	3.1%
Total costs and expenses	5,695	4,776	80.2%	82.3%

Income from Operations	1,403	1,025	19.8%	17.7%

Other Income (Expense)
Interest expense	(25)	(34)	(0.3%)	(0.6%)
Interest income	23	22	0.3%	0.4%
Other, net	(2)	(12)	0.0%	(0.2%)

Income Before Income Taxes	1,401	1,013	19.8%	17.5%

Provision for Income Taxes	530	383	7.5%	6.6%

Net Income	$871	$630	12.3%	10.9%

Basic Earnings per Common Share	$0.20	$0.15
Diluted Earnings per Common Share	$0.19	$0.14

Weighted Average Common Shares Outstanding	4,287,692	4,177,973
Dilutive Effect of Stock Options	341,027	368,363
Weighted Average Common Shares Outstanding, Assuming Dilution	4,628,719	4,546,336

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2004	2003	2004	2003
Revenues
Factory sales	$12,075	$10,176	68.3%	66.9%
Royalty and marketing fees	3,201	2,702	18.1%	17.8%
Franchise fees	482	487	2.7%	3.2%
Retail sales	1,933	1,834	10.9%	12.1%
Total revenues	17,691	15,199	100.0%	100.0%

Costs and Expenses
Cost of sales	8,419	7,524	47.6%	49.5%
Franchise costs	1,004	808	5.7%	5.3%
Sales and marketing	885	831	5.0%	5.5%
General and administrative	1,737	1,627	9.8%	10.7%
Retail operating	1,073	1,037	6.1%	6.8%
Depreciation and amortization	603	606	3.4%	4.0%
Total costs and expenses	13,721	12,433	77.6%	81.8%

Income from Operations	3,970	2,766	22.4%	18.2%

Other Income (Expense)
Interest expense	(77)	(116)	(0.4%)	(0.8%)
Interest income	72	69	0.4%	0.5%
Other, net	(5)	(47)	0.0%	(0.3%)

Income Before Income Taxes	3,965	2,719	22.4%	17.9%

Provision for Income Taxes	1,499	1,028	8.5%	6.8%

Net Income	$2,466	$1,691	13.9%	11.1%

Basic Earnings per Common Share	$0.58	$0.41
Diluted Earnings per Common Share	$0.54	$0.38

Weighted Average Common Shares Outstanding	4,279,542	4,166,458
Dilutive Effect of Stock Options	325,432	307,966
Weighted Average Common Shares Outstanding, Assuming Dilution	4,604,974	4,474,424

	SELECTED BALANCE SHEET DATA
	(in thousands)
	November 30, 2004	February 29, 2004
		(audited)
Current Assets	$10,323	$10,229
Total assets	$18,204	$17,967
Current Liabilities	$3,408	$3,836
Long-Term Debt, Less Current Maturities	$1,561	$1,986
Stockholders’ Equity	$12,680	$11,590